Exhibit 16.1

August 12, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Circle Internet Group Inc.

Dear Sir or Madam:

We have read the disclosure regarding the change in registered public accounting firms included under the caption “Changes in and disagreements with accountants on accounting and financial disclosure” in the Registration Statement, and agree with the statements concerning our Firm contained therein.

/s/ GRANT THORNTON LLP